SECURITIES AND EXCHANGE COMMISSION

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): September 26, 2002


                                 Directrix, Inc.
             (Exact Name of Registrant as specified in its Charter)


         Delaware                       000-25111          13-4015248
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(State or other jurisdiction           (Commission      (IRS Employer of
   of incorporation)                   File Number)     Identification No.)


    230 Pegasus Avenue, Northvale, NJ                     07647
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(Address of Principal Executive Offices)                (Zip Code)



Registrant's telephone number, including area code:  (201) 750-8000
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Item 5.  Other Events


On September 26, 2002 Directrix, Inc ("Directrix")filed a lawsuit against Playboy Entertainment Group, Inc., a wholly owned subsidiary of Playboy Enterprises, Inc. (collectively "Playboy") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

Directrix seeks damages arising out of, among other things, Playboy's improper termination, on May 9, 2002, of a Master Services Agreement with Directrix. As a consequence of that termination, Directrix was denied its contractual right to develop and operate a 109,000 square foot Los Angeles based teleport, master control and soundstage facility, thereby causing Directrix to incur substantial damages. Directrix also seeks damages arising out of Playboy's separate breach of an explicit rights agreement between the parties. As consequence of that breach, Directirx was denied its contractual right to exploit licenses to various adult entertainment films.

The Complaint sets forth three separate counts for relief. Each of the first and second counts seek compensatory damages in the amount of at least $6 million arising out of Playboy's breach of the Master Services Agreement. The third count seeks compensatory damages in the amount of at least $5 million arising out Playboy's separate breach of the explicit rights agreement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   DIRECTRIX, INC.


                                   By:/s/ J. Roger Faherty
                                   ---------------------------------------
                                   J. Roger Faherty
                                   Chairman and Chief Executive Officer


Dated: October 3, 2002